Exhibit 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-25059 of Applied Graphics Technologies, Inc. on Form S-8 of our report dated March 24, 1998 relating to the financial statements of Flying Color Graphics, Inc. appearing in this Form 8-K/A of Applied Graphics Technologies, Inc. filed on April 1, 1998.


DELOITTE & TOUCHE LLP
New York, NY
March 31, 1998